EXHIBIT 99

15985 East High Street
P. O. Box 35
Middlefield, Ohio 44062
Phone: 440/632-1666 FAX: 440/632-1700
www.middlefieldbank.com

PRESS RELEASE

Contact:	James R. Heslop, 2nd Executive Vice President/Chief Operating Officer (440) 632-1666 Ext. 3219 jheslop@middlefieldbank.com

For Release 9:00 a.m. April 25, 2005

Middlefield Banc Corp. Reports First Quarter Net Income

MIDDLEFIELD, OHIO, April 25, 2005 ♦♦♦♦ Middlefield Banc Corp. (Pink Sheets: MBCN) today reported first quarter 2005 net income of $714,000, or $0.56 per diluted share, compared to $685,000, or $0.53 per diluted share, in the first quarter of 2004. The first quarter 2005 results reflect an annualized return on average assets (ROA) of 0.97% and a return on average equity (ROE) of 12.18%. The comparable ratios for the 2004 first quarter were 1.02% and 11.46%, respectively.

Highlights for the first quarter of 2005 included:

•	Net interest income increased 6.29% over the first quarter of 2004 to $2,568,000. The net interest margin was 3.83% compared to 3.95% for the first quarter of 2004 due primarily to overall market conditions. However, it was relatively equal on a linked quarter basis to the fourth quarter of 2004, which reflected a net interest margin of 3.82%. Middlefield’s net interest margin was higher than expected during the first quarter of 2005 as core deposit rates have lagged the increases in short-term market interest rates. Market competitive conditions may result in further margin compression as market rates are anticipated to further increase over the course of the year.

•	Non-interest income increased $85,000, or 21.46%, over the first quarter of 2004, primarily resulting from the 2004 introduction of an overdraft privilege program and higher service charge revenue associated with an increase in the number of deposit accounts.

•	Middlefield’s provision for loan losses was $60,000 for the first quarter of 2005 and $30,000 for the same period in 2004, while the loan portfolio grew $16,549,000 or 8.20% over March 31, 2004. The provision was increased in 2005 in recognition of the growth exhibited as well as a small number of problem credits that were in the process of collection. At March 31, 2005, the allowance for loan loss as a percentage of total loans was 1.23%, down from 1.26% at March 31, 2004.

•	Non-interest expense increased 13.03% over the first quarter of 2004 to $2,013,000. The change was primarily driven by an increase in full-time equivalent employees, salaries, employee benefits, and an additional pay period during the first quarter of 2005. Advertising and promotional costs were also higher in 2005 as the company’s bank subsidiary continued an aggressive campaign within its existing market area.

•	Total loans increased over $16,549,000 between March 31, 2004 and March 31, 2005. This represents an increase of 8.20%. The largest growth was in the home equity line of credit and commercial loan categories, which together total nearly 40% of the loan portfolio at the end of the first quarter of 2005.

•	Total deposits increased $20,959,000 or 9.17% between March 31, 2004 and March 31, 2005. The major growth category was demand deposit accounts, reflecting the results of two directed marketing campaigns during the last year.

•	In the first quarter of 2005, Middlefield paid a cash dividend of $0.22 per share. This represented an increase of 10% over the $0.20 paid during the first quarter of 2004. The 2004 dividend is adjusted to reflect the 5% stock dividend paid by the company in 2004.

“Middlefield Banc Corp. has had a solid first quarter of 2005. While our total growth has not been to the level that we had planned, we are satisfied that we have positioned our balance sheet to provide for maximum earnings potential during the year, “ commented Thomas G. Caldwell, President and Chief Executive Officer of Middlefield Banc Corp. “During the remainder of 2005, we will look for increased efficiencies within our organization and focus on profitable growth alternatives.”

Caldwell continued, “During the first quarter of 2005, we installed a new imaging software system in our backroom operations. We are excited about the possibilities that are presented with this system. In addition to making this area more efficient, we have also added the capabilities of image statement delivery and substantial document imaging alternatives. We would expect to see the results of this implementation begin to become apparent during the third quarter of this year.”

The company has also announced that it has set Wednesday, May 11, 2005, as the date for its Annual Meeting of Shareholders. The meeting will be held at 1:00 p.m. at Grandview Inn, 13404 Old State Road, Middlefield, Ohio, 44062. The record date for determining shareholders entitled to vote at the annual meeting was March 23, 2005.

Middlefield Banc Corp. and The Middlefield Banking Company are headquartered in Middlefield, Ohio. With assets in excess of $295 million, the bank operates full service banking centers and a UVEST Financial Services® brokerage office serving Chardon, Garrettsville, Mantua, Middlefield, and Orwell, Ohio.

This announcement contains forward-looking statements that involve risk and uncertainties, including changes in general economic and financial market conditions and the Company’s ability to execute its business plans. Although management believes the expectations reflected in such statements are reasonable, actual results may differ materially.

MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights

March 31, 2005 and 2004 and December 31, 2004

	(unaudited)		(unaudited)
Balance Sheet (period end)	March 31,	December 31,	March 31,
	2005	2004	2004
Assets
Cash and due from banks	$4,386	$5,312	$3,434
Federal funds sold	4,675	0	5,505
Available for sale securities	58,042	57,855	49,233
Held to maturity securities	221	221	1,312

Total cash and securities	67,324	63,389	59,484
Loans:	218,474	215,653	201,925
Less: reserve for loan losses	2,686	2,623	2,545

Net loans	215,788	213,030	199,380
Premises and equipment	6,617	6,618	6,707
Bank-owned life insurance	5,474	5,424	5,269
Accrued interest receivable and other assets	3,360	2,754	2,669

Total Assets	$298,563	$291,214	$273,509

	March 31,	December 31,	March 31,
	2005	2004	2004
Liabilities and Stockholders’ Equity
Non-interest bearing demand deposits	$35,603	$36,332	$29,890
Interest bearing demand deposits	8,898	8,818	9,588
Money market accounts	17,095	15,667	15,809
Savings deposits	74,539	75,280	71,017
Certificates of deposit	113,307	103,789	102,178
Total Deposits	249,442	239,885	228,483
Borrowed funds	23,213	25,555	19,728
Other liabilities	864	951	958

Total Liabilities	273,519	266,392	249,169

Common equity	28,438	27,820	25,667
Net Unrealized gain (loss) on securities	(424)	(29)	418
Treasury stock	(2,970)	(2,970)	(1,745)

Total Stockholders’ Equity	25,044	24,822	24,340

Total Liabilities and Stockholders’ Equity	$298,563	$291,214	$273,509

MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights
March 31, 2005 and 2004
(unaudited, dollars in thousands, except per share amounts)

	For the Three Months Ended
	March 31,
	2005	2004
Statement of Income
Interest Income	$4,116	$3,799
Interest Expense	1,548	1,383

Net interest income	2,568	2,416
Provision for loan losses	60	30

Net interest income after provision for loan losses	2,508	2,386

Non-interest income
Service charges on deposits	353	281
Other income	128	115
Net securities gains (losses)	0	0

Total non-interest income	481	396
Non-interest expense
Salaries and employee benefits	1,016	920
Net occupancy and equipment	256	239
Other operating	741	622

Total non-interest expense	2,013	1,781

Income before income taxes	976	1,001
Provision for income taxes	262	316

Net income	$714	$685

Per common share data
Net income per common share — basic	$0.56	$0.53
Net income per common share — diluted	$0.56	$0.53
Dividends declared	$0.22	$0.20
Book value (period end)	$19.71	$18.93
Average shares outstanding — basic	1,267,084	1,285,676
Average shares outstanding — diluted	1,285,379	1,292,832
Period ending shares outstanding	1,270,937	1,288,794

Selected ratios
Return on average assets	0.97%	1.26%
Return on average equity	12.18%	14.86%
Yield on earning assets	6.16%	6.25%
Cost of interest bearing liabilities	2.67%	2.62%
Net interest spread	3.49%	3.63%
Net interest margin	3.83%	3.95%
Efficiency	64.70%	63.33%
Equity to assets at period end	8.39%	8.90%

	March 31,	March 31,
Asset quality data	2005	2004
Allowance for loan losses	$2,686	$2,545
Allowance for loan losses/total loans	1.23%	1.26%
Net charge-offs:
Quarter-to-date	$(2)	$6
Year-to-date	(2)	6
Net charge-offs to average loans	0.00%	0.01%
Non-performing loans/total loans	0.96%	0.38%
Allowance for loan losses/non-performing loans	127.72%	334.43%